Exhibit 2

                          LINCOLN FEDERAL SAVINGS BANK
                               PLAN OF CONVERSION
                    From Mutual to Stock Form of Organization

I.   GENERAL

     On July 2, 1998, the Board of Directors of Lincoln Federal Savings Bank (the "Bank") adopted a Plan of Conversion whereby the Bank will convert from a federal mutual savings bank to a federal stock savings bank and, upon conversion, will become a wholly-owned subsidiary of a Holding Company to be formed by the Bank, all pursuant to the Rules and Regulations of the Office of Thrift Supervision. The Plan provides that non-transferable subscription rights to purchase Conversion Stock will be offered first to the Bank's Eligible Account Holders of record as of June 30, 1997, and then, to the extent that stock is available, to a Tax-Qualified Employee Stock Benefit Plan, if any, and then, to the extent that stock is available, to Supplemental Eligible Account Holders, and then, to the extent that stock is available, to Other Members of the Bank. Concurrently with, during or promptly after the Subscription Offering, any shares of Conversion Stock not sold in the Subscription Offering may also be offered to the general public in a Direct Community Offering. The price of the Conversion Stock will be based upon an independent appraisal of the Bank and the Holding Company and will reflect the Bank's estimated pro forma market value, as converted. The Holding Company will use the net proceeds it derives from the offering of Conversion Stock to purchase shares of the Capital Stock of the Bank authorized upon its conversion; provided, however, that the Holding Company may retain, for general business purposes, from the net proceeds of the Conversion up to the maximum amount permitted to be retained by the Holding Company pursuant to applicable regulations and policy guidelines. It is the desire of the Board of Directors of the Bank to attract new capital to the Bank in order to increase its net worth, repay certain outstanding indebtedness, support future deposit growth, increase the amount of funds available for residential mortgage and other lending, and to provide greater resources for possible branching and acquisitions and for the expansion of customer services. The Converted Bank is also expected to benefit from its management and other personnel having a stock ownership in its business since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating management and other personnel. In addition, the stock form of organization will permit Members of the Bank and others the opportunity to become shareholders of the Holding Company and thereby participate more directly in earnings and growth. The Holding Company structure has been adopted as a part of the Conversion to provide the Bank with greater organizational flexibility to respond to the increasingly competitive environment in which it operates. In furtherance of the Bank's long term commitment to its community, the Plan provides for the establishment of a charitable foundation as part of the Conversion. The charitable foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the communities in which the Bank operates to share in the potential growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank's goal, the Holding Company intends to donate to the charitable foundation from its authorized but unissued common stock of up to 8% of the number of shares sold in the Conversion. The establishment of the charitable foundation is subject to the approval of the Members of the Bank. In the event the charitable foundation is not approved, the Bank may determine to complete the Conversion without the charitable foundation. No change will be made in the Board of Directors or management of the Bank as a result of the Conversion. The Board of Directors and management of the Holding Company will be selected from members of the Board and management of the Bank.

II.  DEFINITIONS

     Affiliate: An "affiliate" of, or a person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     Associate: The term "associate," when used to indicate relationship with any Person, means (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank or the Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that for purposes of Sections VI.B., VI.D.1, .4 and .5, and VI.E. 1, it does not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and that for purposes of Section VI.D.2 it does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Bank or any of its parents or subsidiaries.

     Bank: Lincoln Federal Savings Bank, whose principal office is located in Plainfield, Indiana, a federal mutual savings bank and including the Converted Bank, as the context requires.

     Capital Stock: Shares of common stock, par value $.01 per share, to be issued by the Converted Bank to the Holding Company in the Conversion.

     Conversion: Change of the Bank's articles and bylaws from a federal mutual savings bank charter and bylaws to a federal savings bank charter and bylaws authorizing issuance of shares of common stock by the Bank pursuant to and otherwise conforming to the requirements of a federal stock savings bank. Such term includes the issuance of Conversion Stock as provided for in the Plan, and the purchase by the Holding Company of all of the shares of Capital Stock to be issued by the Bank in connection with its Conversion from mutual to stock form.

     Conversion Stock: Shares of common stock, without par value, to be issued by the Holding Company in the Conversion.

     Converted Bank: The federally chartered stock savings bank resulting from the Conversion of the Bank in accordance with the Plan.

     Dealer: Any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person.

     Deposit Account: Any withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts and negotiable order of withdrawal accounts held by Members of the Bank.

     Direct Community Offering: The offering for sale to the general public, with preference given to residents of Clinton, Hendricks and Montgomery Counties in Indiana, of any shares of Conversion Stock not subscribed for in the Subscription Offering.

     Eligibility Record Date:  The close of business on June 30, 1997.

     Eligible Account Holder: Holder of a Qualifying Deposit in the Bank on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established pursuant to Section XI hereof.

     Estimated Price Range: The range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the independent appraiser in accordance with
Section VI.A hereof.

     FDIC:  Federal Deposit Insurance Corporation.

     Holding Company: The corporation organized under Indiana law to own and hold 100% of the outstanding Capital Stock of the Converted Bank.

     Internal Revenue Code:  The Internal Revenue Code of 1986, as amended.

     Market Maker: A Dealer who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

     Members: All Persons or entities who qualify as members of the Bank pursuant to its mutual charter and bylaws.

     Non-Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan maintained by the Bank which is not a Tax-Qualified Employee Stock Benefit Plan.

     Officer: The Chairman of the Board, Vice-Chairman of the Board, President, Vice-President, Secretary, Treasurer or principal financial officer, comptroller or principal accounting officer, and any other person performing similar functions with respect to any organization, whether incorporated or unincorporated.

     Order Forms: Forms to be used in the Subscription Offering to exercise Subscription Rights.

     Other Members: Members of the Bank, other than Eligible Account Holders or Supplemental Eligible Account Holders, as of the Voting Record Date.

     OTS: Office of Thrift Supervision.

     Person: An individual, a corporation, a partnership, a bank, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

     Plan: The Plan of Conversion of the Bank, including any amendment approved as provided in the Plan.

     Purchase Price: The price per share, determined as provided in Section VI.A of the Plan, at which Conversion Stock will be sold by the Holding Company in the Conversion.

     Qualifying Deposit: The aggregate balance as of the Eligibility Record Date or Supplemental Eligibility Record Date of all Deposit Accounts of an Eligible Account Holder or Supplemental Eligible Account Holder, as applicable, provided such aggregate balance is not less than $50.00. Multiple deposit accounts which are separate accounts for purposes of FDIC insurance shall be deemed to be separate Qualifying Deposits for purposes of determining whether a holder is an Eligible Account Holder, Supplemental Eligible Account Holder, or Other Member.

     Sales Agents: The Dealer or Dealers or investment banking firm or firms agreeing to offer and sell Conversion Stock for the Bank and the Holding Company in the Direct Community Offering.

     SEC:  Securities and Exchange Commission.

     Special Meeting: The Special Meeting of Members called for the purpose of considering and voting upon the Plan.

     Subscription Offering: The offering of shares of Conversion Stock for subscription and purchase pursuant to Section VI.B of the Plan.

     Subscription Rights: Non-transferable, non-negotiable personal rights of Eligible Account Holders, any Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, and Other Members to subscribe for shares of Conversion Stock in the Subscription Offering.

     Supplemental Eligibility Record Date: The last day of the calendar quarter preceding OTS approval of the Application for Approval of Conversion of the Bank.

     Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit, except officers, directors, and their Associates, as of the Supplemental Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established pursuant to Section XI hereof.

     Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan maintained by the Bank or the Holding Company such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

     Voting Record Date: The close of business on the date set by the Board of Directors in accordance with applicable law for determining Members eligible to vote at the Special Meeting.

III. PROCEDURE FOR CONVERSION

     A. The Board of Directors of the Bank shall adopt the Plan by not less than a two-thirds vote.

     B. The Bank shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in the communities in which the Bank maintains its offices and/or by mailing a letter to each of its members.

     C. Copies of the Plan adopted by the Board of Directors shall be made available for inspection at the office of the Bank.

     D. The Bank shall submit an Application for Approval of Conversion to convert to a stock form of organization to the OTS. Upon filing that Application in the prescribed form, the Bank shall publish a "Notice of Filing of an Application for Conversion to Convert to a Stock Savings Bank" in a newspaper of general circulation, as referred to in Paragraph III.C. above. The Bank also shall prominently display a copy of such notice in its offices.

     E. The Bank shall cause the Holding Company to be incorporated under the laws of Indiana. Upon its organization, the Holding Company shall adopt and approve the Plan.

     F. An Application shall be filed with the OTS on behalf of the Holding Company for permission to acquire control of the Bank and become a duly registered savings and loan holding company ("Savings and Loan Holding Company Application").

     G. As soon as practicable after the adoption of the Plan by the Board of Directors of the Bank, a registration statement relating to the Conversion Stock will be filed with the SEC under the Securities Act of 1933, as amended, and appropriate filings will be made under applicable state securities laws.

     H. The Bank and the Holding Company shall obtain an opinion of counsel or a favorable ruling from the Internal Revenue Service which shall state that the Conversion of the Bank to a stock savings and loan association and the adoption of the holding company structure will not result in any gain or loss for federal income tax purposes to the Holding Company or the Bank or to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members. Receipt of a favorable opinion or ruling is a condition precedent to completion of the Conversion.

     I. After approval by the OTS of the Application for Approval of Conversion and registration of the Conversion Stock with the SEC and applicable blue sky authorities, the Plan will be submitted to the Members at a Special Meeting for their approval and the Conversion Stock may be offered as hereinafter provided.

     J. The Board of Directors of the Bank also intends to take all necessary steps to establish a charitable foundation and to fund such charitable foundation in the manner set forth in Section IX hereof, subject to the approval of the Bank's Members.

IV.  CONVERSION PROCEDURE

     Upon registration with the SEC and receipt of other required regulatory approvals, the Holding Company will offer the Conversion Stock for sale in the Subscription Offering at the Purchase Price to Eligible Account Holders, any Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders and Other Members of the Bank prior to or within 45 days after the date of the Special Meeting. However, the Holding Company may delay commencing the Subscription Offering beyond such 45 day period in the event that the Board of Directors of the Bank determines that there exist unforeseen material adverse market or financial conditions. The Bank and the Holding Company may, concurrently with or promptly after the Subscription Offering, also offer the Conversion Stock to and accept subscriptions from other persons in a Direct Community Offering; provided that Eligible Account Holders, any Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, and Other Members shall have the priority rights to subscribe for Conversion Stock set forth in Section VI.B of this Plan. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

     The period for the Subscription Offering will be not less than 20 days nor more than 45 days unless extended by the Bank. If shares of Conversion Stock falling within the Estimated Price Range are not sold in the Subscription Offering, completion of the sale of shares of Conversion Stock at least sufficient to fall within the Estimated Price Range is required within 45 days after termination of the Subscription Offering, subject to the extension of such 45 day period by the Bank and the Holding Company. The Bank and the Holding Company may seek one or more extensions of such 45 day period if necessary to complete the sale of shares at least sufficient to fall within the Estimated Price Range. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders. If for any reason the minimum amount of common stock cannot be sold in the Subscription Offering and Direct Community Offering, the Bank and the Holding Company will use their best efforts to obtain other purchasers. Completion of the sale of the minimum amount of Conversion Stock is required within 24 months after the date of the Special Meeting. The Holding Company will purchase all of the Capital Stock of the Bank with the net proceeds received by the Holding Company from the sale of Conversion Stock, provided that the Holding Company may retain up to the maximum amount permitted to be retained by the Holding Company pursuant to applicable regulations and policy guidelines, subject to the approval of the Boards of Directors of the Holding Company and the Bank.

V.   SUBMISSION TO MEMBERS FOR APPROVAL

     After the approval of the Plan and the Savings and Loan Holding Company Application by the OTS, a Special Meeting of Members to vote on the Plan and on the charitable foundation to be established pursuant to Section IX hereof shall be held in accordance with the Bank's mutual bylaws. The Bank will distribute proxy solicitation materials to all Members as of the Voting Record Date, which Voting Record Date shall be not less than ten (10) nor more than sixty (60) days prior to the Special Meeting. Notice of the Special Meeting shall be given to each Member by means of the approved proxy statement not less than twenty (20) nor more than forty-five (45) days prior to the date of the Special Meeting. The Bank shall use reasonable efforts to see that such notice is sent to each beneficial holder of an account held in a fiduciary capacity.

     The proxy materials will include such documents authorized for use by the regulatory authorities and may also include a prospectus as provided below. The Bank may also use a summary form of proxy statement, in which case the Bank will provide Members with an attached postage-paid postcard on which to indicate whether the Member wishes to receive the prospectus and the Subscription Offering will not be closed prior to the expiration of 30 days after the mailing of the postage-paid postcard. The Bank will also advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Conversion and the scheduled Special Meeting, and provide a postage-paid postcard on which to indicate whether such Person wishes to receive the prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation, provided that the Subscription Offering will not be closed prior to the expiration of 30 days after the mailing of the postage-paid postcard.

     Pursuant to OTS regulations, the affirmative vote of not less than a majority of the total outstanding votes of the Bank's Members will be required for approval. Voting may be in person or by proxy. The OTS shall be notified promptly of the action of the Bank's Members.

VI.  STOCK OFFERING

     A.  Number of Shares and Purchase Price of Conversion Stock

     The aggregate price for which all shares of Conversion Stock will be sold will be based on an independent appraisal of the estimated total pro forma market value of the Converted Bank and the Holding Company. The appraisal shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. Such appraisal shall be performed in accordance with OTS guidelines and will be updated as appropriate under or required by applicable law.

     The appraisal will be made by an independent investment banking or financial consulting firm experienced in the area of financial institution appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and net worth of the Converted Bank and the Holding Company and a comparison of the Converted Bank and the Holding Company and the Conversion Stock with comparable stock financial institutions and holding companies and their respective outstanding capital stocks.

     All shares of Conversion Stock sold in the Conversion will be sold at the same price per share referred to in the Plan as the Purchase Price. The Purchase Price will be determined by the Boards of Directors of the Holding Company and of the Bank prior to the filing of the Application for Approval of Conversion with the OTS.

     The number of shares of Conversion Stock to be issued and sold by the Holding Company in the Conversion will be determined by the Boards of Directors of the Bank and the Holding Company prior to the commencement of the Subscription Offering and will fall within a range of shares based on the Estimated Price Range divided by the Purchase Price, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. The total number of shares of Conversion Stock may also be subject to increase in connection with any right granted to the Bank and the Holding Company to issue additional shares to cover over-allotments or over-subscriptions in the Subscription Offering and Direct Community Offering; provided that this option may not cover more than 15% of the maximum number of shares offered in the Subscription Offering and Direct Community Offering. No resolicitation of subscribers need be made and subscribers need not be permitted to modify or cancel their subscriptions unless the changes in the number of shares to be issued in the Conversion, in combination with the Purchase Price, result in an offering which is below the low end of the Estimated Price Range or more than 15% above the maximum of such range.

     B.  Subscription Rights

     Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, any Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, and Other Members as set forth below. The Bank and the Holding Company may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Subscription Offering. All such fees, expenses, commissions and retainers shall be reasonable.

         1.   Preference Category No. 1:  Eligible Account Holders

     Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for a number of shares of Conversion Stock which shall be determined by the Boards of Directors of the Holding Company and of the Bank before the Subscription Offering commences and shall be no greater than 1.0% of the number of shares of the Conversion Stock determined by dividing the super-maximum of the Estimated Price Range as of the date the Conversion Stock is offered by the Purchase Price, except that any one or more Tax-Qualified Employee Stock Benefit Plans may purchase in the aggregate not more than ten percent (10%) of the shares of Conversion Stock offered in the Conversion, and that shares held by one or more Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans and attributed to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to that Person. If sufficient shares are not available in this Preference Category No. 1, shares may be allocated first to permit each subscribing Eligible Account Holder to purchase the lesser of 100 shares or the number of shares subscribed for, and thereafter pro rata in the same proportion that his Qualifying Deposit bears to the sum of all Qualifying Deposits of all subscribing Eligible Account Holders. The foregoing subscription rights are subject to the rights of Tax-Qualified Employee Stock Benefit Plans in the event that shares of Conversion Stock in excess of the maximum of the Estimated Price Range are sold, as provided in section VI.B.2.

     Subscription Rights to purchase Conversion Stock received by directors and Officers of the Bank and their Associates, based on their increased deposits in the Bank in the one year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of Subscription Rights of Eligible Account Holders.

          2.  Preference  Category No. 2:  Tax-Qualified  Employee Stock Benefit
     Plans

     Each Tax-Qualified Employee Stock Benefit Plan shall receive Subscription Rights to subscribe for the number of shares of Conversion Stock in the Subscription Offering remaining after satisfying the subscriptions of Eligible Account Holders provided for under Preference Category No. 1 above, requested by any such Plan, subject to the purchase limitations set forth in Section VI. D. of this Plan, provided, however, that if the shares of Conversion Stock sold in the Conversion exceed the maximum of the Estimated Price Range, up to 10% of the total offering of Conversion Stock may be sold to Tax-Qualified Employee Stock Benefit Plans.

         3.   Preference Category No. 3: Supplemental Eligible Account Holders.

     In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Approval of Conversion filed prior to OTS approval, and if there are any shares of Conversion Stock remaining after satisfying the subscriptions of Eligible Account Holders provided for under Preference Category No. 1 above and the subscriptions of any Tax-Qualified Employee Stock Benefit Plans provided for under Preference Category No. 2 above, then and only in that event each Supplemental Eligible Account Holder of the Bank shall receive, without payment, Subscription Rights to purchase a number of shares of Conversion Stock which shall be determined by the Boards of Directors of the Holding Company and of the Bank before the Subscription Offering commences and shall be no greater than 1.0% of the number of shares of the Conversion Stock determined by dividing the super-maximum of the Estimated Price Range as of the date the Conversion Stock is offered by the Purchase Price, except that any one or more Tax-Qualified Employee Stock Benefit Plans may purchase in the aggregate not more than ten percent (10%) of the shares of Conversion Stock offered in the Conversion, and that shares held by one or more Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans and attributed to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to that Person. Any Subscription Rights received by Eligible Account Holders in accordance with Preference Category No. 1 shall reduce to the extent thereof the Subscription Rights granted pursuant to this Preference Category No. 3. If sufficient shares are not available in this Preference Category No. 3, shares may be allocated first to permit each subscribing Supplemental Eligible Account Holder to purchase the lesser of 100 shares or the number of shares subscribed for, and thereafter pro rata in the same proportion that the Qualifying Deposit of the Supplemental Eligible Account Holder bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.

         4.   Preference Category No. 4: Other Members

     Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock remaining after satisfying the subscriptions of Eligible Account Holders provided for under Category No. 1 above, the subscriptions of any Tax-Qualified Employee Stock Benefit Plans provided for under Category No. 2 above, and the subscriptions of Supplemental Eligible Account Holders provided for under Category No. 3 above, subject to the following conditions:

              a. Each Other Member shall be entitled to subscribe for a number of shares which shall be determined by the Boards of Directors of the Holding Company and the Bank before the Subscription Offering commences and shall not exceed 1.0% of the number of shares of Conversion Stock determined by dividing the super-maximum of the Estimated Price Range as of the date the Conversion Stock is offered by the Purchase Price, to the extent that stock is available, except that any one or more Tax-Qualified Employee Stock Benefit Plans may purchase in the aggregate not more than ten percent (10%) of the shares offered in the Conversion, and that shares held by one or more Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans and attributed to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to that Person.

              b. If sufficient shares are not available in this Preference Category No. 4, shares may be allocated among subscribing Other Members pro rata in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.

     If the total number of shares subscribed for in the Subscription Offering falls within the Estimated Price Range, the Conversion may be consummated.

     C.  Direct Community Offering

         1. If the total number of shares of Conversion Stock subscribed for in the Subscription Offering does not fall within the Estimated Price Range, additional shares representing up to the difference between the shares subscribed for in the Subscription Offering and the number of shares equal to the maximum of the Estimated Price Range may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares directly to the general public, giving preference to residents of Clinton, Hendricks and Montgomery Counties in Indiana. The Direct Community Offering, if any, shall be for a period of not less than 20 days nor more than 90 days unless extended by the Bank and the Holding Company, and shall commence concurrently with, during or promptly after the Subscription Offering. The purchase price per share to the general public in a Direct Community Offering shall be equal to the Purchase Price. Purchase orders received during the Direct Community Offering shall be filled up to a maximum of two percent of the total number of shares of Conversion Stock, with any remaining unfilled purchase orders to be allocated on an equal number of shares basis. The Bank and the Holding Company may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Direct Community Offering. The Bank and the Holding Company may pay a commission or other fee to the Sales Agents as to the unsubscribed shares sold by such firm or firms in the Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. Such Sales Agents may also be paid a management fee based on shares of Conversion Stock sold in the Conversion to compensate them for any advisory assistance they provide during the Conversion. The Conversion Stock will be offered and sold in the Direct Community Offering so as to achieve the widest distribution of the Conversion Stock. The Bank reserves the right to reject any orders received in the Direct Community Offering in whole or in part.

         2. If for any reason any shares remain unsold after the Subscription Offering and Direct Community Offering, if any, the Board of Directors will seek to make other arrangements for the sale of the remaining shares, pursuant to procedures approved by the OTS. If such other arrangements cannot be made, the Plan will terminate.

     D.  Additional Limitations Upon Purchases of Shares of Conversion Stock

     The following additional limitations shall be imposed on all purchases of Conversion Stock in the Conversion:

         1. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than a number of shares of the Conversion Stock which shall be determined by the Boards of Directors of the Holding Company and the Bank before the Subscription Offering commences and shall not exceed 1.0% of the number of shares determined by dividing the super-maximum of the Estimated Price Range as of the date the Conversion Stock is offered by the Purchase Price, except that any one or more Tax-Qualified Employee Stock Benefit Plans may purchase in the aggregate not more than ten percent (10%) of the shares offered in the Conversion, and shall be entitled to purchase this quantity regardless of the number of shares to be purchased by other parties, and that shares held by one or more Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans and attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

         2. Directors and Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 28% of the Conversion Stock offered in the Conversion. In calculating the number of shares which may be purchased, any shares attributable to the Officers and directors and their Associates but held by one or more Tax-Qualified Employee Stock Benefit Plans shall not be included.

         3. The minimum number of shares of Conversion Stock that may be purchased by any Person in the Conversion is 25 shares, provided sufficient shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Purchase Price will not exceed $500.00.

         4. The Boards of Directors of the Bank and the Holding Company may, in their sole discretion, and without further approval of Members, increase the maximum purchase limitation set forth in subparagraph (1) above up to 9.99% of the Conversion Stock offered in the Conversion, provided that orders for shares exceeding 5% of the shares of Conversion Stock shall not exceed, in the aggregate, 10% of the shares of Conversion Stock, except that Tax-Qualified Employee Stock Benefit Plans may purchase in the aggregate up to ten percent (10%) of the Conversion Stock offered in the Conversion and not be included in the order limit.

         5. In determining the maximum percentage  limitation under subparagraph
     (1) above and in Sections VI.B.1, 3, and 4 the Boards of Directors of the Bank and the Holding Company may set separate limitations for each Person together with Associates and Persons acting in concert. Such separate limitations shall not, however, apply to any Tax-Qualified Employee Stock Benefit Plan. The Boards of Directors of the Bank and the Holding Company may, in their sole discretion decrease the maximum purchase limitation set forth in subparagraph (1) above, without further approval of Members.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, the Holding Company and the Bank may increase or decrease any of the purchase limitations set forth herein at any time. In the event that either the individual purchase limitation or the number of shares of Conversion Stock to be sold in the Conversion, is increased after commencement of the Subscription Offering, the Holding Company and the Bank shall permit any Person who subscribed for shares of Conversion Stock to purchase an additional number of shares such that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that either the individual purchase limitation or the number of shares of Conversion Stock to be sold in the Conversion is decreased after commencement of the Subscription Offering, the orders of any Person who subscribed for the maximum number of shares of Conversion Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

     For purposes of this Section VI, the directors of the Bank and the Holding Company shall not be deemed to be Associates or a group acting in concert solely as a result of their being directors of the Bank or of the Holding Company.

     Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

     E.  Restrictions and Other Characteristics of Conversion Stock Being Sold

          1. Transferability. Conversion Stock purchased by Persons other than directors and Officers of the Bank or the Holding Company will be transferable without restriction. Shares purchased by directors or Officers of the Bank or of the Holding Company shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Transfers that could result in a change of control of the Bank or the Holding Company or result in the ownership by any person of more than 10% of any class of the Bank's or of the Holding Company's equity securities may be subject to the prior approval of the OTS. Moreover, transfers of Holding Company common stock are also subject to restrictions in the Holding Company's Articles of Incorporation.

         The certificates representing shares of Conversion Stock issued by Holding Company to directors and Officers shall bear a legend giving appropriate notice of the one year holding period restriction. The Holding Company shall give appropriate instructions to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares subsequently issued as a stock dividend, stock split, or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions for directors and Officers of the Bank and of the Holding Company as may be then applicable to such restricted stock.

         No director or Officer of the Bank or the Holding Company, or Associate of such a director or Officer, shall purchase any outstanding shares of common stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the OTS, except from a broker or dealer registered with the SEC, in a negotiated transaction involving more than one percent of the then outstanding shares of common stock, pursuant to any one or more Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans which may be attributable to individual Officers or directors, or pursuant to stock option and other incentive stock plans approved by Holding Company's shareholders. As used herein, the term negotiated transaction means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term investment representative shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

         2. Repurchase and Dividend Rights. Except as set forth below, for a period of three years following Conversion, the Holding Company shall not repurchase any shares of its capital stock, except in the case of an offer approved by the OTS to repurchase on a pro rata basis made to all holders of common stock of the Holding Company, the repurchase of qualifying shares of a director, or a purchase on the open market by a Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan in an amount reasonable and appropriate to fund the plan. Notwithstanding anything to the contrary in the foregoing, the Holding Company may repurchase its common stock to the extent and subject to the requirements set forth in 12 C.F.R. 563b.3(g)(3), as it may be amended from time to time.

         Present regulations also provide that the Converted Bank may not declare or pay a cash dividend on or repurchase any of its Capital Stock if the result thereof would be to reduce the net worth of the Converted Bank below the amount required for the liquidation account to be established pursuant to Section XII hereof. Any dividend declared or paid on, or repurchase of, the Converted Bank's Capital Stock must also comply with regulations adopted by the OTS setting standards for payment of dividends and other "capital distributions" by federal stock savings savings and loan associations insured by the FDIC set forth in 12 C.F.R. ss. 563.134, as it may be amended from time to time.

         The above limitations shall not preclude payments of dividends or repurchases of stock by the Converted Bank or by the Holding Company in the event applicable federal regulatory limitations are liberalized subsequent to OTS approval of the Plan.

         3. Voting Rights. Upon Conversion, holders of deposit accounts and borrowers will not have voting rights in the Converted Bank or the Holding Company. Exclusive voting rights with respect to the Converted Bank will be held and exercised by the Holding Company as holder of the Bank's Capital Stock. Voting rights with respect to the Holding Company shall be held and exercised by the holders of the Holding Company's common stock. Each shareholder of the Holding Company will upon Conversion be entitled to vote on any matters coming before the shareholders of the Holding Company for consideration and will be entitled to one vote for each share of Holding Company common stock owned by said shareholder, except as otherwise prescribed by law and except insofar as the Holding Company's Articles of Incorporation may provide with respect to the cumulation of votes for the election of directors or may limit voting rights as set forth in Section XIII hereof.

     F.  Exercise of Subscription Rights; Order Forms

         1. The Bank may commence the Subscription Offering concurrently with the proxy solicitation for the Special Meeting. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the prospectus and Order Form may be sent to each Eligible Account Holder, Supplemental Eligible Account Holder and Other Member at their last known address as shown on the records of the Bank. However, the Bank may furnish a prospectus and Order Form only to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who have returned to the Bank by a specified date a postcard or other written communication requesting a prospectus and Order Form, provided that the Subscription Offering shall not be closed prior to the expiration of 30 days after the mailing of the proxy solicitation material and/or letter sent in lieu of the proxy statement to those Eligible Account Holders and Supplemental Eligible Account Holders who are not Members on the Voting Record Date. In such event, the Bank shall provide a postage-paid postcard for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders and Supplemental Eligible Account Holders who are not Members on the Voting Record Date. If the Subscription Offering is not commenced within 45 days after the Special Meeting, the Bank may transmit, no more than 30 days prior to the commencement of the Subscription Offering, to each Eligible Account Holder, Supplemental Eligible Account Holder and Other Member who had been furnished with proxy solicitation materials a notice which shall state that the Bank is not required to furnish a prospectus or Order Form to them unless they return by a reasonable date a certain postage-paid postcard or other written communication requesting a prospectus and Order Form.

         2. Each Order Form will be preceded or accompanied by a prospectus describing the Bank and the shares of Conversion Stock being offered for subscription and containing all other information required under the Securities Act of 1933 and by the OTS or necessary to enable Persons to make informed investment decisions regarding the purchase of Conversion Stock.

         3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

               (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members;

               (ii) A specified expiration date by which Order Forms must be returned to and actually received by the Bank or the Holding Company or their representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed;

               (iii) The Purchase Price to be paid for each share subscribed for when the Order Form is returned;

               (iv) Except as otherwise provided in Section VI.D.3 hereof, a statement that 25 shares is the minimum number of shares of Conversion Stock that may be subscribed for under the Plan;

               (v) A specifically designated blank space for indicating the number of shares being subscribed for;

               (vi) A set of detailed instructions as to how to complete the Order Form;

               (vii) Specifically designated blank spaces for dating and signing the Order Form;

               (viii) An acknowledgment that the subscriber has received the prospectus;

               (ix) A statement of the consequences of failure to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Bank and the Holding Company, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Bank or the Holding Company or their representative by the expiration date, together with required payment of the Purchase Price for all shares of Conversion Stock subscribed for;

               (x) A statement that the Subscription Rights are non-transferable and that all shares of Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

               (xi) A statement that, after receipt by the Bank or the Holding Company or their representative, a subscription may not be modified, withdrawn or canceled without the consent of the Bank and the Holding Company.

     G.  Method of Payment

     Payment for all shares of Conversion Stock subscribed for, computed on the basis of the Purchase Price, must accompany all completed Order Forms. Payment may be made in cash (if presented in person), by check, or, if the subscriber has a deposit in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to charge the subscriber's account.

     Payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Bank or the Holding Company and/or funds obtained pursuant to a loan from an unrelated financial institution or the Holding Company pursuant to a loan commitment which is in force from the time that any such plan submits an order form until the closing of the Conversion.

     If a subscriber authorizes the Bank to charge his or her account, the funds will continue to earn interest, but may not be used by the subscriber until all Conversion Stock has been sold or the Plan of Conversion is terminated, whichever is earlier. The Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts, without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the then-current passbook rate. This waiver of early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan of Conversion. Interest will also be paid, at not less than the then current passbook rate, on all orders paid in cash or by check or money order, from the date payment is received until consummation of the Conversion. Payments made in cash or by check or money order will be placed by the Bank or the Holding Company in an escrow or other account established specifically for this purpose.

     In the event of an unfilled amount of any subscription order, the Converted Bank will make an appropriate refund, or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion. If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

     H.  Undelivered, Defective or Late Order Forms; Insufficient Payment

     The Boards of Directors of the Bank and the Holding Company shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Bank or the Holding Company or their representative, or are received after termination of the date specified thereon;
(iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscribers' accounts in the Bank are insufficient to cover the authorized withdrawal for the required payment); (v) are submitted by or on behalf of a person whose representations the Boards of Directors believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan; or (vi) are transmitted by facsimile or accompanied by payments made by wire transfer. In such event, the Subscription Rights of the person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Bank and the Holding Company may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank or the Holding Company may specify. The Bank and the Holding Company's interpretation of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS.

     I.  Members in Non-Qualified States or in Foreign Countries

     The Bank and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Conversion Stock pursuant to the Plan reside. However, the Bank or the Holding Company will not be required to offer Subscription Rights to any Person who resides in a foreign country or who resides in a state of the United States with respect to which all of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state and (ii) the granting of Subscription Rights or offer or sale of shares of Conversion Stock to such Persons would require the Bank or the Holding Company or their respective Officers or directors to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify the Conversion Stock for sale in such state; and
(iii) such registration, qualification or filing in the judgment of the Holding Company and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

VII.   FEDERAL STOCK CHARTER AND BYLAWS

     A. As part of the Conversion, the Bank take all appropriate steps to amend its charter to read in the form of a federal stock charter as prescribed by the OTS for a federal stock savings bank. By their approval of the Plan, the Members of the Bank will thereby approve and adopt such federal stock charter.

     B. The Bank will also take appropriate steps to amend its bylaws to read in the form prescribed by the OTS for a federal stock savings bank.

     C. The effective date of the adoption of the Converted Bank's federal stock charter and bylaws shall be the date of the issuance and sale of the Conversion Stock as specified by the OTS.

     D. Copies of the amended charter and bylaws will be mailed to all Members as part of the proxy materials for the Special Meeting.

VIII.    STOCK INCENTIVE PLANS AND EMPLOYMENT CONTRACTS

     In order to provide an incentive for directors, Officers and employees of the Holding Company and the Bank, the Board of Directors of the Holding Company or of the Bank is authorized to adopt a stock option plan or plans, a management recognition plan and trust, a restricted stock bonus plan, an employee stock ownership plan and trust, and similar stock incentive plans. Such plans (other than an employee stock ownership plan) shall be subject to approval at an annual or special meeting of shareholders of the Holding Company, and in the case of any such plans other than an employee stock ownership plan, will be implemented no earlier than the date of such shareholder meeting to be held no earlier than six (6) months following completion of the Conversion. Moreover, the Boards of Directors of the Bank and Holding Company are authorized to enter into employment contracts with key employees.

IX.    ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

     As part of the Conversion, the Holding Company and the Bank intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Foundation"), and to donate to the Foundation up to 8% of the number of shares of common stock sold in the Conversion. The Foundation is being formed in connection with the Conversion in order to complement the Bank's existing community reinvestment activities and to share with the communities in which the Bank operates a part of the Bank's financial success as a locally headquartered, community-minded, financial services institution. The funding of the Foundation with common stock of the Holding Company accomplishes this goal as it enables such communities to share in the potential growth and profitability of the Holding Company and the Bank over the long-term.

       The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year. In order to serve the purposes for which it was formed and maintain its 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the common stock contributed to it by the Holding Company.

       An initial board of directors of the Foundation will be comprised of individuals who are officers and/or directors of the Bank. After the establishment of the Foundation, the directors may be selected only by the Foundation's Board of Directors. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

       The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the Members by an affirmative vote of a majority of the votes eligible to be cast by Members in person or by proxy at the Special Meeting. In the event that the Bank's Members approve the Plan, but not the charitable foundation, the Bank may determine to complete the Conversion without the establishment of the Foundation and may do so without amending this Plan or obtaining any further vote of the Bank's Members. Failure of the Members to approve the Foundation may materially affect the pro forma market value of the Bank. In such an event, the Bank may establish a new Estimated Price Range and commence a resolicitation of subscribers, if required by the OTS or applicable law or if deemed appropriate by the Bank. For comparison purposes, Members will be provided with a projection of the pro forma market value of the Conversion Stock, an Estimated Price Range and certain selected pro forma financial data that would result if the Conversion were consummated without establishment of the charitable foundation.

X.     SECURITIES REGISTRATION AND MARKET MAKING

     In connection with the Conversion, the Holding Company will register its common stock with the SEC, pursuant to the Securities Exchange Act of 1934, as amended. In connection with the registration, the Holding Company will under take not to deregister such stock, without the approval of the OTS, for a period of three years thereafter.

     The Holding Company shall use its best efforts to encourage and assist two or more Market Makers to establish and maintain a market for its common stock promptly following Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the National Association of Securities Dealers Automated Quotations System or to be listed on a national or regional securities exchange.

XI.    STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO CONVERSION

     All Deposit Accounts of the Converted Bank will retain the same status after the Conversion as such Accounts had prior to the Conversion. Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Converted Bank, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts immediately prior to Conversion. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) to which such Deposit Accounts were subject at the time of the Conversion. All loans shall retain the same status after Conversion as those loans had prior to Conversion. Notwithstanding the foregoing, as provided in Section VI.E.3, voting rights of Deposit Account holders and borrowers will not survive the Conversion.

XII.   LIQUIDATION ACCOUNT

     For  purposes  of granting to  Eligible  Account  Holders and  Supplemental
Eligible Account Holders who continue to maintain Deposit Accounts at the Converted Bank a priority in the event of a complete liquidation of the Converted Bank, the Converted Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Bank as shown on its latest statement of financial condition contained in the final prospectus used in connection with the Conversion. The operation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Converted Bank; provided, however, that such net worth accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

     The initial subaccount balance of a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date and/or the Supplemental Eligibility Record Date of such Eligible Account Holder or Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on such date(s). For savings accounts in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such savings accounts on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

     If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the respective record dates is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

     In the event of a complete liquidation of Converted Bank (and only in such event), each Eligible Account Holder and/or Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to shareholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions in which the Converted Bank is not the surviving institution, shall be considered to be a complete liquidation if the surviving institution is a qualifying institution insured by the FDIC. In such transactions, the liquidation account shall be assumed by the surviving institution.

     The Converted Bank shall not be required to recompute the liquidation account and subaccount balances provided the Converted Bank maintains records sufficient to make necessary computations in the event of a complete liquidation or such other events as may require a computation of the balance of the liquidation account. The liquidation subaccount of an account holder shall be maintained for as long as the account holder maintains an account with the same Social Security number.

XIII.  RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     A. Present regulations provide that for a period of three years following completion of the Conversion, no person (i.e., individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, or any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) shall directly or indirectly offer to purchase or actually acquire the beneficial ownership of more than ten percent of any class of equity security of the Holding Company without the prior approval of the OTS. However, approval is not required for purchases directly from the Holding Company or from underwriters or a selling group acting on its behalf with a view toward public resale, or for purchases not exceeding one percent per annum of the shares outstanding. Civil penalties may be imposed by the OTS for willful violation or assistance of any violation. Where any person directly or indirectly acquires beneficial ownership of more than ten percent of Holding Company common stock outstanding within such three year period without the prior approval of the OTS, the Holding Company stock beneficially owned by such person in excess of ten percent shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders of the Holding Company for a vote.

     B. The Holding Company may provide in its Articles of Incorporation that, for a specified period of up to five years or for an unspecified period of time following the date of the completion of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of the outstanding Holding Company common stock. Furthermore, the Articles of Incorporation may provide that, for a specified period of up to five years or for an unspecified period of time following the date of the completion of the Conversion, shares of Holding Company common stock beneficially owned in violation of such percentage limitation shall not be entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders of the Holding Company for a vote. The Holding Company may provide in its Articles of Incorporation such other provisions affecting acquisition of Holding Company common stock or possible changes of control of the Holding Company as shall be determined by the Holding Company's Board of Directors.

XIV.  AMENDMENT OR TERMINATION OF PLAN

     If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members by a two-thirds vote of the Boards of Directors of the Bank and the Holding Company. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Boards of Directors of the Bank and the Holding Company only with the concurrence of the OTS or resubmission to the Members.

     The Plan may be terminated by a two-thirds vote of the Boards of Directors of the Bank and the Holding Company at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OTS. In its discretion, the respective Boards of Directors may modify or terminate the Plan upon the order or with the approval of the OTS, and without a resolicitation of proxies or another meeting of Members. The Plan shall terminate if the sale of shares of Conversion Stock falling within the Estimated Price Range is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Boards of Directors of the Bank and the Holding Company is required in order for the Bank and the Holding Company to terminate the Plan prior to the end of such 24 month period.

XV.    EXPENSES OF THE CONVERSION

     The Holding Company and the Bank shall use their best efforts to assure that expenses incurred by the Bank and the Holding Company in connection with the Conversion shall be reasonable.

XVI.   EXTENSION OF CREDIT FOR PURCHASE OF STOCK

     Neither the Bank nor the Holding Company shall knowingly loan funds or otherwise extend credit to any Person to purchase shares of Conversion Stock, provided, however that, with the approval of the OTS, the Holding Company may be permitted to loan funds to a Tax-Qualified Employee Stock Benefit Plan for purposes of acquiring shares of Conversion Stock in the Conversion.

XVII.  EFFECTIVE DATE

     The effective date of the Conversion shall be the date of the closing of the sale of all shares of Conversion Stock. The closing (which shall be within 45 days after the completion of the Subscription Offering, unless the Holding Company and the Bank extend such period as provided herein) for all shares of Conversion Stock sold in the Subscription Offering and any Direct Community Offering shall occur simultaneously, and the closing is conditioned upon the prior receipt of all requisite regulatory and other approvals.